Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement” or “Agreement”) is entered into as of this 25th day of February, 2015 by and between (i) Medical Transcription Billing Corp. with a principal address of 7 Clyde Road, Somerset, New Jersey, 08873 (hereinafter sometimes referred to as “MTBC”); (ii) EA Health Corporation, a California corporation, with a principal place of business of 440 Stevens Avenue, Suite 150, Solana Beach, CA 92075, (hereinafter sometimes referred to as “EA Health”); and Christopher F. Burns (hereinafter sometimes referred to as “Burns”), an individual residing at 13171 Deron Avenue, San Diego, CA 92129; who are more fully identified below and are sometimes hereinafter referred to collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are currently in a dispute regarding, inter alia, the alleged improper interference with and solicitation by EA Health and Burns of clients holding a business relationship with MTBC and their alleged infringement of certain trade secrets belonging to MTBC (the “Dispute”);

WHEREAS, EA Health and Burns deny any wrongdoing in connection with the Dispute and specifically deny the solicitation or interference with any clients with whom MTBC may have a business relationship, or any infringement of any trade secrets or other confidential information owned by MTBC.

WHEREAS FURTHER, the Parties have agreed to amicably resolve their dispute by entering into this Settlement Agreement;

NOW THEREFORE In consideration of the mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged and conclusively established, Parties agree as follows:

AGREEMENT

1.            Parties’ Settlement. The Parties agree to the following:

(a)            For a period of six (6) months commencing on December 17, 2014 and ending on June 17, 2015 (the “Restricted Period”), EA Health and Burns agree not to do any of the following: (i) induce or seek to influence any current or former customer of MTBC, including any former customer of Physician Development Strategies Inc. d/b/a Practice Development Strategies (“PDS”) to transact Business (as defined below) with them or another competitor of MTBC, or not to do Business with MTBC; or (ii) contract or enter into any business relationship concerning the Business with any current or former customer of MTBC including any former customer of Physician Development Strategies Inc. d/b/a Practice Development Strategies. For purposes of this Agreement, Business shall mean providing billing, collection and other revenue cycle management services to physicians and physician practices. The parties acknowledge that the term Business shall not prohibit any agreements between EA Health (or an affiliate of EA Health) and a current or former customer of PDS or MTBC in connection with EA Health’s specialty on-call coverage programs pursuant to which EA Health (or an affiliate of EA Health) provides coding, billing and collection services on behalf of EA Health client hospitals. MTBC acknowledges and agrees that the restrictions set forth in this Agreement shall expire upon the expiration of the Restricted Period.

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(b)            Notwithstanding the foregoing, the following customers shall be considered customers of EA Health, shall not be subject to the restrictions set forth in Section 1(a) above, and MTBC shall not have any rights against EA Health and Burns in connection with any services provided by EA Health to such customers (the “Existing EA Clients”). In addition, the termination date of any agreement between the Existing EA Client and MTBC (“MTBC Termination Date”) is set forth below:

Existing EA Client	MTBC Termination Date

Chest Medicine and Critical Care Medical Group, Inc.	Jan. 1, 2015
Catherine Maywood, M.D.	Jan. 31, 2015
La Jolla Pulmonary & Critical Care, Inc.	Jan. 1, 2015
Eileen S. Natuzzi, A Medical Corp.	Feb. 1, 2015
Kamel L. Kamel, M.D., Inc.	Dec. 31, 2014
John A. Grimaldi, D.O., Inc.	Feb. 5, 2015
Prema Sai Medical PC (Dr. Rajpara)	Feb. 6, 2015
Samuel J. Clark, M.D., Inc.	Feb. 18, 2015
Peter Schultz, CRNP	Jan. 7, 2015
Gail T. Tominaga, M.D., Inc.	Jan. 1, 2015
Imad S. Dandan, M.D.	Jan. 18, 2015
James G. Schwendig, M.D., Inc.	Dec. 31, 2014
Fady S. Nasrallah, M.D.	Dec. 30, 2014
South Bay Surgical Associates	Jan. 15, 2015

(c)            To the extent that an Existing EA Client requests EA Health to provide collection services in connection with claims for which MTBC provided the original billing services (an “MTBC Claim”), MTBC shall cooperate with EA Health in assigning or transferring to EA Health the MTBC Claim in order to permit EA Health to provide such services to the Existing EA Client, to the extent that MTBC has made an arrangement with the Existing EA Client to permit such assignment. Notwithstanding the foregoing, EA Health shall be entitled to assist the Existing EA Clients in connection with collections or any other aspect regarding any MTBC Claim on or after the date which is thirty (30) days following the MTBC Termination Date with respect to each Existing EA Client.

(d)            MTBC and EA Health shall promptly deliver to each other any payment, explanation of benefits, or correspondence received (electronically, or otherwise), for any claim billed by the other party.

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(e)            Upon the expiration of any wind down period under an MTBC contract in connection with an Existing EA Client, MTBC shall promptly deliver to EA Health the following information in the following formats:

i.	Patient demographic file (in .CSV format) including primary and secondary payer info;

ii.	Transaction Report, sorted by patient, with all charge/payment/adjustment activity grouped by claim (billing #), in .pdf format;

iii.	Patient Ledger Report for all patients, excluding Paid Billings, with All References included;

iv.	Aged A/R Report by Insurance, sorted by payer, with claim details (preferably in .pdf format);

v.	Aged A/R Report by Patient, with claim details (in ..pdf format);

vi.	Transaction Code List, omitting charge (CPT) codes (preferably in .CSV format);

vii.	A disc from eBridge containing all scanned billing documents (charges, paper EOBs, correspondence, etc.) upon receipt from the Existing EA Client of the $150.00 fee charged by eBridge;

viii.	MTBC shall cooperate and execute any documents or consents as may be necessary to permit access to the Existing EA Client electronic claim and ERA files on Gateway EDI clearinghouse;

ix.	MTBC approval to transfer collection agency relationship (if any) from PDS/MTBC to client directly; and

x.	An electronic copy on disc or via ftp file transfer of the Lytec database for each Existing EA Client.

2. Mutual Release. With the exception of the Parties’ obligations hereunder in consideration for the commitments contained within this Settlement Agreement, each Party forever releases and discharges the other Party and all of their stockholders, employees, agents, successors, assigns, employees, legal representatives, affiliates, directors, and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, accrued and unaccrued, known or unknown, which such Party or any of its stockholders, employees, agents, successors, assigns, legal representatives, affiliates, directors, or officers have had, now have, or may in the future have, directly or indirectly, arising out of or in connection with:

(a) the Dispute;

(b) any agreement between the Parties;

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(c) any other matter between the Parties; and/or

(d) any claims under federal, state, or local law, rule or regulation of breach of contract, breach of confidentiality agreement, tortious interference with contract, unlawful interference with contractual relation unlawful interference with prospective economic advantage and misappropriation of confidential information or trade secret.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not be deemed to release Burns from any duties or obligations under that certain Asset Purchase Agreement Modification/Settlement Agreement and Mutual Release dated on or around February 18, 2015 among Burns, MTBC, Ravindran Ramoji, and Physician Development Strategies, d/b/a Practice Development Strategies (the “MTBC Ramoji Settlement Agreement”), and the MTBC Ramoji Settlement Agreement shall remain in full force and effect.

3.            Acknowledgments. Each party hereby:

(a)            states that it is not relying on, and has not relied on, any representation or statement made by the other party with respect to any facts, or with regard to the rights or asserted rights of the parties, except those that appear in this Settlement Agreement;

(b)            assumes the risk of any mistake of the fact with regard to any claims or facts which are now unknown to it;

(c)            expressly waives any and all rights that might be granted to it pursuant to Section 1542 of the California Civil Code. California Civil Code Section 1542 reads:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(d)            represents and warrants that it is the lawful owner of, and has not heretofore assigned or transferred any of, the claims against the other party released hereunder; and

(e)            represents that it has the full and complete authority to execute this Settlement Agreement and to bind itself and its affiliates to the terms and provisions of this Settlement Agreement.

4.            Miscellaneous.

a.            Acknowledgement. Each Party hereby declares that the terms of this Agreement have been completely read and are fully understood and voluntarily accepted by such Party and each Party has had the opportunity to seek any necessary advice of counsel.

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b.            Entire Agreement. This is the entire agreement between the Parties concerning the subject matter contained herein.  This Agreement shall not be modified or amended unless done so in a writing signed by the Parties themselves or their authorized representatives.

c.            Construction. The Parties agree that this Agreement shall not be construed more strictly against any Party.

d.            Counterparts. This Agreement may be executed in counterparts, and signatures may be exchanged by facsimile, and when so executed and exchanged such signatures shall be fully binding as if all Parties had signed the same original document and delivered it to the other.

e.            Further Actions. Each Party shall take such further action (including, but not limited to, the execution, acknowledgment and delivery of documents, data or the like in such Party's possession) necessary to facilitate the implementation and performance of this Agreement.

f.            No Admissions. This Agreement is entered into by the Parties as a compromise of disputed claims and shall not be construed as an admission of liability on the part of any Party, nor as an admission of the merit or lack of merit of any claim or defense asserted or which could have been asserted by any Party.

g.            Jurisdiction and Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New Jersey, excluding its conflict of laws principles. The Parties irrevocably agree that any action to enforce the provisions of this Settlement Agreement or arising under or by reason of this Settlement Agreement shall be brought solely in the Superior Court of New Jersey, Somerset County venue.

h.            Ownership of Claims. Each of the parties represents and warrants that it owns all rights, title and interest in and to all claims, causes of action, demands and indebtedness provided to be settled, released or waived by it pursuant to this Agreement. Each party further represents and warrants that it has not assigned, hypothecated, transferred, sold or in any manner alienated any such claims, demands, causes of action or indebtedness, whether in whole or in part, whether individually or collectively. Each party agrees that it will indemnify and defend the other in the event any claim is asserted on the basis of any claim released, settled or waived pursuant to this Agreement.

i.            Covenant Not to Sue. The parties hereto promise that they will not bring any action against any other party asserting any claim or liability that is released pursuant to section 2 of this Agreement.

j.            Non-disparagement. During the period ending three (3) years after the execution of this Agreement, each Party agrees to refrain from making any disparaging, negative or uncomplimentary statements, whether public or private, regarding any Party or any of its stockholders, employees, agents, successors, assigns, employees, legal representatives, affiliates, directors or officers.

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IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be duly executed as of the date set forth below.

Medical Transcription Billing, Corp.		EA Health Corporation,
a Delaware Corporation		a California Corporation

BY:	/s/ Stephen Snyder	BY:	/s/ Arthur L. Gruen
Date:	February 25, 2015	Date:	February 25, 2015
Name/Title:	Stephen Snyder/President	Name/Title:	Arthur L. Gruen, Chief Executive Officer

/s/ Christopher F. Burns
CHRISTOPHER F. BURNS, an individual
Date:	February 25, 2015

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